Exhibit 3.13

(Translation)

ARTICLES OF INCORPORATION

OF

MAGNACHIP SEMICONDUCTOR INC.

CHAPTER I. GENERAL PROVISIONS

Article 1.	Corporate Name

The name of the Company shall be MagnaChip Semiconductor Kabushiki Kaisha. The Company shall be called MagnaChip Semiconductor Inc. in English.

Article 2.	Objective and Purposes

The objectives and purposes of the Company shall be as follows:

1.	Import and export semiconductors, integrated circuits and related products;

2.	Sales, marketing and distribution of semiconductors, integrated circuits and related products; and

3.	Any and all business related or incidental to the above.

Article 3.	Location of Head Office

The Company shall have its head office in Chiyoda Ward, Tokyo, Japan.

Articles 4.	Method of Public Notice

All public notices by the Company shall be published in the Japanese Official Gazette (Kanpo).

CHAPTER II. SHARES

Article 5.	Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be forty million (40,000,000) shares.

Article 6.	Type of Shares

All shares issued by the Company shall be common shares with voting rights.

Article 7.	Share Certificate

The share certificates issued by the Company shall be in the following eight denominations: one (1) share, ten (10) shares, one hundred (100) shares, one thousand (1,000) shares, ten thousand (10,000) shares, one hundred thousand (100,000) shares, one million (1,000,000) shares and ten million (10,000,000) shares. However, if necessary, certificates may be issued in other denominations by a resolution of the Board of Directors.

Article 8.	Registration of Shareholders

1.	Shareholders (including trustees) and registered pledgrees or their legal representatives shall register their names, addresses and seal impressions on form provided by the Company.

2.	Any changes or alterations of any of the foregoing shall likewise be registered.

3.	Foreign nationals who do not have the practice of using seals may utilize their signatures for the above purpose.

Article 9.	Regulation for Handling Shares

All procedures and fees relating to change of registration, registration of pledge or cancellation thereof, indication of trust property or removal thereof, re-issuance of stock certificates and all the other matters concerning the handling of shares, shall be prescribed by the Board of Directors.

Article 10.	Record Date

1.	The Company shall treat the shareholders with voting rights appearing in the shareholders’ register as of the last day of each business year as the shareholders entitled to exercise their voting rights at the ordinary general meeting of shareholders for the business year.

2.	In addition to the record date provided in these Articles of Incorporation, when it is necessary, the Company may fix a record date by a resolution of the Board of Directors, after giving a prior public notice thereof.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 11.	Convening of General Meeting of Shareholders

1.	An ordinary general meeting of shareholders shall be convened within there (3) months after the following day of the close of each business year.

2.	An extraordinary general meeting of shareholders may be convened whenever necessary.

Article 12.	Authority to Convene General Meeting of Shareholders

Except as otherwise provided by laws or regulations, general meetings of shareholders shall be convened by the Representative Director of the Company in accordance with a resolution of the Board of Directors and, if the Representative Director is unable to convene a general meeting of shareholders, another director of the Company may convene the meeting in accordance with the order previously determined by the Board of Directors.

Article 13.	Notice of General Meetings of Shareholders

1.	The notice of the convocation of a general meeting of shareholders shall be dispatched to each shareholder with voting rights seven (7) days prior to the date of such meeting.

2.	A general meeting of shareholders may be convened without procedure if consents of all shareholders who have rights to exercise their voting rights at certain general meetings can be obtained.

Article 14.	Person to Preside at General Meeting of Shareholders

The Representative Director of the Company shall preside as chairperson at general meetings of shareholders and, if the Representative Director is unable to preside at a general meeting of shareholders, another director of the Company may preside at the meeting in accordance with the order previously determined by the Board of Directors.

Article 15.	Method for Resolutions and Proxy Vote

1.	Unless otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be adopted by a majority vote of shareholders in attendance at a meeting which is attended by shareholders representing more than one half of the total number of issued and outstanding shares of the Company with voting rights.

2.	A shareholder may exercise his vote by granting a proxy vote. In such case, the shareholder or the proxy holder must present to the Company at each General Meeting of Shareholders a document evidencing his proxy authority.

Article 16.	Matters to be Resolved

A General Meeting of Shareholders shall resolve all matters which require a shareholders resolution (a) under the provisions of the Commercial Code or other applicable laws, or (b) pursuant to resolutions of the Board of Directors.

Article 17.	Remuneration, etc. of Directors and Statutory Auditors

Remuneration and retirement allowance of directors and statutory auditors shall be separately determined by a resolution of a general meeting of shareholders.

CHAPTER IV. DIRECTORS, STATUTORY AUDITORS AND BOARD OF DIRECTORS

Article 18.	Number of Directors and Statutory Auditors

The Company shall have no less than three (3) directors and one (1) statutory auditor.

Article 19.	Election

1.	Directors or Statutory Auditors shall be elected by a majority vote of shareholders in attendance at a meeting which is attended by shareholders representing more than one half of the total number of issued and outstanding shares of the Company with voting rights.

2.	The election of Directors shall not be conducted by cumulative voting.

Article 20.	Term of Office

1.	The term of office of a director shall terminate at the close of the Ordinary General Meeting of Shareholders for the last period for settlement of accounts within two (2) years following his assumption of office.

2.	The term of office of a statutory auditor shall terminate at the close of the Ordinary General Meeting of Shareholders for the last period for settlement of accounts within four (4) years following his assumption of office.

3.	The term of office of a director or statutory auditor elected to fill a vacancy shall correspond to the remaining term of office of his predecessor, and the term of office of a director elected due to an increase in directors shall correspond to the remaining term of office of the other directors.

Article 21.	Representative Directors and Executive Directors

1.	The Company shall have no less than one (1) Representative Director who shall be selected among the directors by a resolution of the Board of Directors.

2.	The Company may have a President, Chairman, Vice Presidents, Senior Managing Directors and Managing Directors who shall be selected among the directors by a resolution of the Board of Directors.

3.	In the event that the Representative Director is not available, one of the other directors shall act as Representative Director in accordance with the procedures previously established by the Board of Directors.

Article 22.	Board of Directors

1.	The directors of the company shall constitute the Board of Directors of the Company.

2.	The Board of Directors shall decide such matters as are required by laws or regulations or by these Articles of Incorporation to be decided by the Board of Directors as well as all important matters pertaining to the management of the Company, except as otherwise required by laws or regulations or by these Articles of Incorporation. Meetings of Board of Directors may be held in person or by means of telephonic, video or other communication facility that is permitted under applicable laws and regulations.

Article 23.	Authority to Convene Meetings of the Board of Directors

1.	Representative director of the Company may convene a meeting of the Board of Directors at any time but no less than once every three (3) months unless otherwise permitted by applicable laws and regulations.

2.	A representative director of the Company has to convene a meeting of the Board of Directors upon the request of a director of the Company.

Article 24.	Convening the Meetings of the Board of Directors

The meetings of the Board of Directors may be called as determined by law and the provisions of these Articles of Incorporation. The notice of the meeting shall be dispatched three (3) days prior to the date of the meeting of the Board of Directors; provided that such notice period may be shortened in case of emergency. The meeting of the Board of Directors may be convened without notice if all the directors consent thereto.

Article 25.	Person to Preside at Meetings of the Board of Directors

The Representative Director of the Company shall preside as chairperson at meetings of the Board of Directors, and if the Representative Director is unable to preside at a meeting of the Board of Directors, another director of the Company may preside at the meeting in accordance with the order previously determined by the Board of Directors.

Article 26.	Resolutions

Except as otherwise provided by law or in these Articles of Incorporation, resolutions of the Board of Directors of the Company shall be adopted upon affirmative majority vote of directors present, with more than one half of the total number of directors being present at the meeting.

Article 27.	Rules of the Board of Directors

The Board of Directors may promulgate rules for the operation of the Company and Board of Directors consistent with laws and these Articles of Incorporation.

CHAPTER V. ACCOUNTING

Article 28.	Business Term

The business year of the Company shall be one-year term commencing on the first day of January each year and ending on the last day of December in the same year.

Article 29.	Payment of Dividends, etc.

1.	Distribution of dividends shall be approved by resolution of the general meeting of shareholders.

2.	Dividends shall be paid to shareholders listed in the Shareholders’ Register (including the pledgrees of shares) as of the last day of the business term for which the dividends are declared. Dividends shall not yield interest.

3.	The Company shall be relieved from the obligation to pay such dividends when the same remain unreceived after the expiration of three (3) full years from the payment date thereof.

CHAPTER VI. SUPPLEMENTARY PROVISIONS

Article 30.	First Business Year

The first business year of the company is to be from the date of the establishment of the company until the 31st day of December 2004.

Article 31.	Shares Issued at the Time of Establishment

The number of shares issued by the company at the time of establishment shall be ten million (10,000,000) common shares. The issue price per share is one (1) yen.

Article 32.	Term of First Directors and First Statutory Auditor

The term of office of the first directors shall terminate at the close of the ordinary general meeting of shareholders for the last period of settlement of accounts which shall occur within the first year following the assumption of office. The same term of office shall apply for the first statutory auditor.

Article 33.	Promoter

The name and address of the promoter, with the number of shares accepted, are as follows:

Name:	MagnaChip Semiconductor S.àr.l. Managing Director Roy Kuan
Address:	10, rue de Vianden, L-2680 Luxembourg, Grand Duchy of Luxembourg
Number of Shares:	10,000,000 shares of common stock

These ARTICLES OF INCORPORATION have been prepared by the promoter for the purpose of establishing MagnaChip Semiconductor Inc. in accordance with the provisions of the Commercial Code.

Accordingly, he has hereunto affixed his signature or name and seal.

Date: September 16, 2004

Promoter:	10, rue de Vianden, L-2680 Luxembourg, Grand Duchy of Luxembourg

MagnaChip Semiconductor S.àr.l. Managing Director Roy Kuan (Signature)